Exhibit 99.1

Emerald Reports Second Quarter 2021 Financial Results

NEW YORK, N.Y. – July 30, 2021 – Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences, marketing and B2B software solutions, today reported financial results for the second quarter ended June 30, 2021.

Highlights

•	Second quarter results continue to be negatively impacted by event cancellations due to the COVID-19 pandemic
•

Impact of revenue declines on operating income partially offset by claim payments received under Emerald’s event cancellation insurance policy.  Emerald is actively pursuing collection of the remaining unpaid amounts of filed insurance claims for its cancelled and impacted 2020 events, in addition to claims for its cancelled and impacted 2021 events

•

To date, Emerald has submitted $167 million in claims, which represents the net amount of budgeted gross revenues less avoided costs for impacted or cancelled events previously scheduled to take place in 2020

•

Insurance claim payments received or expected to be received to date total $124.7 million, of which $89.1 million was received in 2020; $29.6 million was received in the first quarter of 2021; and $4.7 million was received in the second quarter of 2021

•	Additional $1.3 million in insurance payments is expected to be received in July
•

Emerald has also submitted $75 million in incremental event cancellation insurance claims to date for events that were originally scheduled to take place in the first half of 2021, but have been cancelled or otherwise impacted

•	Net loss of $46.5 million for the second quarter 2021, compared to net income of $9.9 million for the second quarter 2020
•

Adjusted EBITDA, a non-GAAP measure, of negative $13.6 million for the second quarter 2021, compared to positive $33.2 million for the second quarter 2020 (Refer to Schedule 2 for a reconciliation to net income, the most directly comparable GAAP measure)

•	Cash generation increased as bookings for returning events accelerate with Deferred Revenue increasing to $119.2 million as compared to $48.6 million at December 31, 2020
•	Emerald ended the second quarter with $302.8 million in cash as compared to the first quarter’s cash balance of $293.6 million.
•	The Company also had full availability of its $110 million revolving credit facility at quarter end
•	During the second quarter 2021, Emerald amended and restated its existing credit agreement to extend the maturity by 18 months to November 23, 2023; aggregate revolving commitments are $110 million
•

During the second quarter 2021, Emerald acquired substantially all the assets of Sue Bryce Education, a member-based portrait photography education platform, and its affiliate, The Portrait Masters, an online photo education destination and conference.

Second Quarter 2021 Financial Performance

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change	% Change	2021	2020	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$15.0	$7.0	$8.0	114.3%	$27.9	$106.7	$(78.8)	(73.9%)
Net (loss) income	$(46.5)	$9.9	$(56.4)	NM	$(61.8)	$(560.2)	$498.4	89.0%
Net cash provided by (used in) operating activities	$25.1	$(31.4)	$56.5	NM	$26.7	$(22.6)	$49.3	NM
Diluted (loss) earnings per share	$(0.75)	$0.13	$(0.88)	NM	$(1.06)	$(7.85)	$6.79	86.5%

Non-GAAP measures:
Adjusted EBITDA	$(13.6)	$33.2	$(46.8)	NM	$(16.3)	$56.8	$(73.1)	NM
Free Cash Flow	$23.8	$(32.6)	$56.4	NM	$24.4	$(24.9)	$49.3	NM

Hervé Sedky, Emerald’s President and Chief Executive Officer, commented, “There is not a day that goes by that I am not reminded of the extraordinary times we are living in.  The COVID-19 pandemic has undoubtedly affected our business but it has also brought out the best in us – our creativity, our ingenuity, our resilience.  While we will always put safety first, the roll out of the vaccine has allowed us to move forward with in-person events in all states where we host our shows. As a result, we are set to stage 86 live events through the second half of the year, representing the most active show schedule in Emerald’s history. Our clear goal is to deliver high quality events that meet and exceed our customers’ expectations as we focus on our shows’ brands and the value that our customers achieve by attending. The early results have been mixed, with some positive trends.  For example, we experienced a significant increase in our Digital Dealer event’s Net Promoter Score based upon the quality and value of the event to attendees following the show’s staging in June. Additionally, while near-term events are coming back at reduced attendance levels, our bookings for our 2022 first quarter events are tracking much closer to pre-COVID-19 levels. We believe this key trend further demonstrates the vital role that face-to-face events continue to play in driving connections, commerce and growth for customers and communities alike and points to a meaningful recovery in our business as we look to the year ahead. At the same time, our recent acquisition of PlumRiver continues to deliver on our expectations with more than double the number of new client wins as compared to this point last year.”

David Doft, Emerald’s Chief Financial Officer, added, “As we prepare for a significant acceleration in our return to live events, we are also cognizant of the risks posed by the Delta variant, which we are monitoring closely. Safety remains a core priority and is a focus for all of our events as we work to provide a safe environment for all attendees. Importantly, we remain well positioned financially as our event cancellation insurance policy provides almost $200 million of aggregate coverage for 2021. This additional 2021 insurance coverage, combined with our strong liquidity and balance sheet with more than $300 million of cash, provides us with the flexibility to be opportunistic in the current environment. We intend to continue to invest in our digital offerings to accelerate our growth and expand our margins, while also seeking accretive opportunities to further expand our portfolio. Recent transactions include our acquisitions of Sue Bryce Education and The Wedding School, and our announced partnership with Comexposium to launch SIAL America in March of next year in Las Vegas. We expect SIAL America to be the first large-scale, generalist food show focused on supporting the $1.5 trillion Food and Beverage market in the United States.”

COVID-19 Operational and Expected Insurance Recovery Update

Emerald remains focused on the health and safety of its employees and customers given this ongoing, unprecedented environment.  We recently implemented a phased return-to-office practice for our employees, and we are actively returning to in-person events beginning in July and continuing through the remainder of 2021.

The rapid spread of COVID-19 and the resulting limitations placed on travel and gatherings have had a material impact on Emerald’s ability to deliver large, in-person experiences which has necessitated substantial show calendar changes. To date, Emerald has cancelled a total of 118 events.  Of the 118 cancelled events, 94 were scheduled to stage in 2020, representing $230.6 million of 2019 revenues, and 24 were scheduled to stage in 2021, representing $71.4 million of 2020 revenues.

Emerald maintains event cancellation insurance to protect against losses due to the unavoidable cancellation, postponement, relocation and enforced reduced attendance at events due to certain covered causes. Specifically, these causes include event cancellation caused by the outbreak of communicable diseases, including COVID-19. Emerald’s policy provides coverage for the budgeted amount of gross revenues (less avoided costs, plus certain costs relating to the taking of remedial action) for each of the Company’s individual events and conferences occurring within a calendar year. The aggregate limit under this event cancellation insurance policy is approximately $191.1 million in 2020 and $191.4 million in 2021, if losses arise for reasons within the scope of this policy.

In addition to this primary policy, Emerald maintains a separate event cancellation insurance policy for the Surf Expo Summer 2020 and Surf Expo Winter 2021 shows, with respective coverage limits of $6 million and $7.7 million.

The Company has submitted insurance claims for each of its 2020 cancelled shows. For events previously scheduled to take place in 2020, Emerald has submitted approximately $167 million in claims, which represents the net amount of expected gross revenues less avoided costs for cancelled events. Insurance claim payments for 2020 events received to date total $124.7 million, of which $89.1 million was received in 2020, and $35.6 million was or is expected to be received in 2021.  The Company has also submitted additional claims of approximately $75 million for events cancelled or otherwise impacted in the first three quarters of 2021.

Emerald is actively pursuing collection of the remaining unpaid amounts of filed insurance claims for its cancelled 2020 events, in addition to claims for its cancelled 2021 events. On February 22, 2021, the Company filed a complaint in Federal District Court in Orange County, California against its event cancellation insurers under the Company’s 2020 and 2021 event cancellation insurance policy.  The Company believes the insurers have acted in bad faith and failed to timely pay amounts due and owing on submitted claims. Under its complaint, the Company is seeking to enforce its rights under the policies to receive the maximum applicable coverage for the 2020 and 2021 event cancellations, postponements and reductions, and to receive court-ordered payment on all outstanding submissions for 2020 and 2021 events.

While there is no guarantee or assurance as to the outcome of this litigation or the amount or timing of future recoveries from the Company’s event cancellation insurance policies, the Company believes that all events that have been impacted, cancelled or postponed due to COVID-19 to date should qualify as covered losses under the event cancellation insurance policies and that, to date, the insurers have paid less than what is owed under the policies.

Financial & Operational Results, Quarter Ended June 30, 2021

For the second quarter of 2021, Emerald reported revenues of $15.0 million compared to revenues of $7.0 million for the second quarter of 2020, an increase of $8.0 million, or 114.3%.  Organic revenues for the second quarter of 2021 of $11.6 million, increased $5.3 million, or 84.1%, as compared to the prior year second quarter organic revenues of $6.3 million, due to several small live events staging, higher print and digital advertising revenues as well as new virtual event launches.   The PlumRiver, LLC (“PlumRiver”) and Sue Bryce Education (“Sue Bryce”) acquisitions, which closed in the fourth quarter of 2020 and second quarter of 2021, respectively, contributed $3.4 million of revenue in the second quarter of 2021.  Discontinued Other Marketing Services business representing $0.7 million of second quarter 2020 revenues also impacted second quarter 2021 results.

The Company recognized a net loss of $46.5 million for the second quarter of 2021 compared to net income of $9.9 million for the second quarter of 2020. The increase in net loss was primarily attributable to a $45.9 million decrease in Other Income related to lower event cancellation insurance claims being confirmed or received during the second quarter of 2021. The Company recorded $2.3 million of Other Income during the second quarter of 2021 as a result of the receipt or confirmation of event cancellation insurance claims proceeds related to events cancelled in the second half of 2020 compared to $48.2 million of Other Income recorded during the second quarter of 2020 as a result of the receipt or confirmation of event cancellation insurance claims proceeds related to events cancelled in the first half of 2020.  In addition, the increase in net loss was due to a $7.7 million increase in the provision for income taxes from the comparable period in the prior year.

For the second quarter of 2021, Adjusted EBITDA was negative $13.6 million, compared to positive $33.2 million for the second quarter of 2020.  The decrease in Adjusted EBITDA of $46.8 million was mainly due to the lower confirmed or received event cancellation insurance claim proceeds described above.  The Company’s Adjusted EBITDA throughout 2021 has been and will continue to be heavily impacted by the timing and receipt of approved claim payments under the Company’s event cancellation insurance policy.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 2 for a reconciliation of Adjusted EBITDA to net loss (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

Net cash provided by operating activities was $25.1 million in the second quarter of 2021, compared to cash used in operating activities of $31.4 million in the comparable period of the prior year, largely reflecting receipt of prepayments for upcoming live events scheduled to stage in the second half of 2021 and the first half of 2022. As a result of refunds paid, the transfer of customer balances from cancelled events to contracts for future events as well as additional event cancellations during the quarter, as of June 30, 2021, cancelled event liabilities were reduced to $8.5 million as compared to $13.7 million at March 31, 2021.

Capital expenditures were $1.3 million for the second quarter of 2021, compared to $1.2 million for the second quarter of 2020.

Free Cash Flow, which the Company defines as net cash provided by (used in) operating activities less capital expenditures, was an inflow of $23.8 million in the second quarter of 2021, compared to outflow of $32.6 million in the second quarter of 2020.

During the second quarter of 2021 Emerald completed the repurchase of 726,895 shares of its common stock, resulting in cash outflow of $3.9 million.

Emerald ended the second quarter of 2021 with $302.8 million of cash as compared to the first quarter of 2021’s cash balance of $293.6 million.

For a discussion of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash (used in) provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Credit Agreement Amendment

On June 25, 2021, Emerald amended and restated its existing credit agreement to: (i) extend the maturity of revolving commitments by 18 months to November 23, 2023, (ii) reduce aggregate revolving commitments from $150 million to $110 million, (iii) only permit the Company to borrow new revolving loans if the aggregate amount of unrestricted cash is no more than $40 million (subject to certain exceptions and exclusions), and (iv) limit certain dividends and distributions to stockholders to the greater of (a) $40 million and (b) 35% of the cumulative amount of Consolidated EBITDA (excluding proceeds of event cancellation insurance), with amounts incurred in reliance on clause (a) above not to exceed $20 million in any fiscal year.

Conference Call Webcast Details

As previously announced, the Company will hold a conference call to discuss its second quarter 2021 results at 8:30am EDT on Friday, July 30, 2021.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13720801. The replay will be available until 11:59 pm (Eastern Time) on August 6, 2021.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.  We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charge, (vii) material show scheduling adjustments, and (viii) other items that management believes are not part of our core operations.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 and related variants on our business; our ability to recover insurance proceeds under current policies; the timing of any such recoveries and our ability to obtain similar event cancellation insurance in the future; the outcome of the Company’s litigation against the insurers under the Company’s event cancellation insurance policies; the timing for rescheduled trade show events; our ability to successfully integrate the PlumRiver acquisition; and the benefits of our cost reduction initiatives. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Revenues	$15.0	$7.0	$27.9	$106.7
Other income	2.3	48.2	16.4	48.2
Cost of revenues	3.6	(0.8)	7.6	42.8
Selling, general and administrative expense	33.1	25.1	63.9	63.2
Depreciation and amortization expense	12.1	12.2	23.9	25.0
Goodwill impairment charges	-	-	-	564.0
Intangible asset impairment charges	-	-	-	59.4
Operating (loss) income	(31.5)	18.7	(51.1)	(599.5)
Interest expense, net	4.1	5.6	8.1	12.3
(Loss) income before income taxes	(35.6)	13.1	(59.2)	(611.8)
Provision for (benefit from) income taxes	10.9	3.2	2.6	(51.6)
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc.	$(46.5)	$9.9	$(61.8)	$(560.2)
Accretion on 7% Series A Convertible Participating Preferred stock	(7.4)	(0.3)	(14.6)	(0.1)
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc. common shareholders	$(53.9)	$9.6	$(76.4)	$(560.3)
Basic (loss) income per share	$(0.75)	$0.13	$(1.06)	$(7.85)
Diluted (loss) income per share	$(0.75)	$0.13	$(1.06)	$(7.85)
Basic weighted average common shares outstanding	71,938	71,444	72,091	71,413
Diluted weighted average common shares outstanding	71,938	71,470	72,091	71,413

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$302.8	$295.3
Trade and other receivables, net of allowances of $0.9 million and $1.1 million, as of June 30, 2021 and December 31, 2020, respectively	41.6	30.7
Insurance receivables	-	17.8
Prepaid expenses	14.2	8.5
Total current assets	358.6	352.3
Noncurrent assets
Property and equipment, net	3.8	3.9
Intangible assets, net	258.4	275.0
Goodwill	407.9	404.3
Right-of-use assets	16.0	16.0
Other noncurrent assets	2.3	2.9
Total assets	$1,047.0	$1,054.4
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$34.1	$31.1
Cancelled event liabilities	8.5	25.9
Deferred revenues	119.2	48.6
Right-of-use liabilities, current portion	4.1	4.3
Term loan, current portion	5.7	5.7
Total current liabilities	171.6	115.6
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	513.1	515.3
Deferred tax liabilities, net	3.8	1.9
Right-of-use liabilities	14.0	13.4
Other noncurrent liabilities	11.3	13.7
Total liabilities	713.8	659.9
Commitments and contingencies
Shareholders’ equity
7% Series A Convertible Participating Preferred stock, $0.01 par value; authorized shares June 30, 2021 and December 31, 2020; 80,000; 71,442 and 71,445 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	0.7	0.7
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 71,518 and 72,195 at June 30, 2021 and December 31, 2020, respectively	0.7	0.7
Additional paid-in capital	1,088.8	1,088.3
Accumulated deficit	(757.0)	(695.2)
Total shareholders’ equity	333.2	394.5
Total liabilities and shareholders’ equity	$1,047.0	$1,054.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
	(dollars in millions) (unaudited)
Revenues	$15.0	$7.0	$8.0	114.3%	$27.9	$106.7	$(78.8)	(73.9%)
Add (deduct):
Acquisition revenues	(3.4)	-			(5.6)	-
Discontinued events	-	(0.7)			-	(2.7)
COVID-19 cancellations(1)	-	-			-	(71.8)
COVID-19 postponements(2)		-				(11.3)
Organic revenues	$11.6	$6.3	$5.3	84.1%	$22.3	$20.9	$1.4	6.7%

Notes:

(1)

Represents reduction in revenues as a result of the cancellation of certain events in the first and second quarters of fiscal 2021, compared to all events that staged in the first six months of 2020, due to COVID-19.  The Company believes the financial impact, net of costs saved, will be partially offset by event cancellation insurance proceeds from pending claims.

(2)	Represents deferral of revenues to the second half of 2021 as a result of the postponement of certain events that staged in the first quarter of 2020.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollars in millions) (unaudited)
Net (loss) income	$(46.5)	$9.9	$(61.8)	$(560.2)
Add (deduct):
Interest expense	4.1	5.6	8.1	12.3
Provision for (benefit from) income taxes	10.9	3.2	2.6	(51.6)
Goodwill impairment charge(1)	-	-	-	564.0
Intangible asset impairment charges(2)	-	-	-	59.4
Depreciation and amortization	12.1	12.2	23.9	25.0
Stock-based compensation	2.8	1.1	5.8	2.7
Deferred revenue adjustment	0.2	-	1.1	-
Other items(3)	2.8	1.2	4.0	5.2
Adjusted EBITDA	$(13.6)	$33.2	$(16.3)	$56.8

Notes:

(1)

For the six months ended June 30, 2021 and 2020, represents non-cash charges of zero and $564.0 million, respectively, for goodwill in connection with the Company’s interim testing of goodwill for impairment.

(2)

Intangible asset impairment charges for the six months ended June 30, 2020 represent non-cash charges of $46.2 million and $13.2 million for certain indefinite-lived intangible assets and certain definite-lived intangible assets, respectively, in connection with the Company’s interim testing of intangibles for impairment.

(3)

Other items for the three months ended June 30, 2021 included: (i) $1.1 million in expense related to the remeasurement of contingent consideration, (ii) $1.2 million in non-recurring legal, audit and consulting fees, (iii) $0.3 million in transition costs in connection with previous acquisitions and (iv) $0.2 million in transaction costs in connection with the PlumRiver LLC and Sue Bryce Education acquisitions.  Other items for the three months ended June 30, 2020 included: (i) $1.0 million in transition costs, including one-time severance expense of $0.9 million, (ii) $0.6 million in non-recurring legal, audit and consulting fees offset by (iii) a $0.4 million reduction to expense related to the remeasurement of contingent consideration.  Other items for the six months ended June 30, 2021 included: (i) $1.5 million in expense related to the remeasurement of contingent consideration, (ii) $1.8 million in non-recurring legal, audit and consulting fees, (iii) $0.3 million in transition costs in connection with previous acquisitions and (iv) $0.4 million in transaction costs in connection with the PlumRiver LLC, EDspaces and Sue Bryce Education acquisitions.  Other items for the six months ended June 30, 2020 included: (i) $4.4 million in transition costs, including one-time severance expense of $2.8 million, (ii) $0.8 million in non-recurring legal, audit and consulting fees and (iii) $0.4 million in transaction costs in connection with certain acquisition transactions offset by (iv) a $0.4 million reduction to expense related to the remeasurement of contingent consideration.

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollars in millions) (unaudited)
Net Cash Provided by (Used in) Operating Activities	$25.1	$(31.4)	$26.7	$(22.6)
Less:
Capital expenditures	1.3	1.2	2.3	2.3
Free Cash Flow	$23.8	$(32.6)	$24.4	$(24.9)

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO (LOSS) INCOME BEFORE TAXES

	Three Months Ended June 30,		Six Months Ended Ended June 30,
	2021	2020	2021	2020
	(dollars in millions) (unaudited)
Revenues
Commerce	$3.9	$1.5	$9.6	$51.0
Design and Technology	4.7	3.9	7.7	40.7
All Other	6.4	1.6	10.6	15.0
Total revenues	$15.0	$7.0	$27.9	$106.7

Other Income
Commerce	—	34.6	$7.3	34.6
Design and Technology	2.3	12.9	5.4	12.9
All Other	—	0.7	3.7	0.7
Total other income	$2.3	$48.2	$16.4	$48.2

Adjusted EBITDA
Commerce	$(3.1)	$31.1	$2.8	$49.2
Design and Technology	1.3	12.0	0.9	22.6
All Other	(0.2)	(0.3)	2.5	2.9
Subtotal Adjusted EBITDA	$(2.0)	$42.8	$6.2	$74.7

General corporate and other expenses	(11.6)	(9.6)	(22.5)	(17.9)
Interest expense	(4.1)	(5.6)	(8.1)	(12.3)
Goodwill impairment charges	-	-	-	(564.0)
Intangible asset impairment charges	-	-	-	(59.4)
Depreciation and amortization expense	(12.1)	(12.2)	(23.9)	(25.0)
Stock-based compensation expense	(2.8)	(1.1)	(5.8)	(2.7)
Deferred revenue adjustment	(0.2)	-	(1.1)	-
Other items	(2.8)	(1.2)	(4.0)	(5.2)
(Loss) income before taxes	$(35.6)	$13.1	$(59.2)	$(611.8)

Schedule 5

Emerald Holding, Inc.

UNAUDITED EVENT CANCELLATION INSURANCE CLAIM ACTIVITY

	Insurance claims submitted	Insurance claims approved and received	Insurance claim proceeds accrued*		Insurance recognized in Other Income
	(dollars in millions) (unaudited)
Year Ended December 31, 2020
2020 events	$166.8	$89.1		$17.9	$107.0

Six Months Ended June 30, 2021
2020 events	-	16.4			$16.4
2021 events	72.7	-		-	-
Total	$72.7	$16.4	$		16.4
Cumulative Total	$239.5	$105.5		$17.9	$123.4
* Includes insurance claims accrued and received in subsequent period